Exhibit 99.1
                                                            Contact: Maria Brous
                                                                  (863) 680-5339

            Publix Reports Third Quarter 2007 Results and Stock Price

LAKELAND, Fla., Nov. 1, 2007 -- Publix's sales for the third quarter of 2007 were $5.6 billion, a 6.5 percent increase from last year's $5.2 billion. Comparable-store sales for the third quarter of 2007 increased 4.5 percent.
         Net earnings for the third quarter were $249 million this year, compared to $252.9 million in 2006, a decrease of 1.5 percent. Earnings per share remained unchanged at $0.30 per share.
         Publix's sales for the first nine months of 2007 were $17.1 billion, a
6.4 percent increase from last year's $16.1 billion. Net earnings for the first nine months of 2007 were $873 million, compared to $805.3 million in 2006, an increase of 8.4 percent. Earnings per share increased to $1.04 for the first nine months of 2007, up from $0.95 per share in 2006.
         These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission. The company's quarterly report to the SEC, Form 10-Q, will be available Nov. 8, 2007, on its Web site at www.publix.com/stock.
         Based on the most recent appraisal, Publix's stock price decreased $0.10 from $20.90 per share to $20.80 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
         "Our operating performance was solid in a difficult economic environment," said Publix CEO Charlie Jenkins Jr.
         Publix is privately owned and operated by its 142,000 employees, with 2006 sales of $21.7 billion. Currently Publix has 918 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for 10 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###